Uni-Pixel, Inc. Closes Public Offering of its Common Stock

For Immediate Release

Contact:

Joe Diaz, Robert Blum, Joe Dorame

Lytham Partners, LLC

602-889-9700

unxl@lythampartners.com

Santa Clara, California – June 2, 2016 – Uni-Pixel, Inc. (NASDAQ: UNXL), today announced the closing of its previously announced underwritten public offering of common stock. The underwriters, pursuant to the terms of the underwriting agreement, also exercised in full their previously announced option to purchase 802,500 newly issued shares of common stock to cover over-allotments, for an aggregate issuance of 6,152,500 newly issued shares of common stock in the offering at a price to the public of $1.50 per share. The gross proceeds from the offering were approximately $9.2 million, with net proceeds to the Company of approximately $8.6 million after underwriting discounts and commissions.

Roth Capital Partners served as the sole book-running manager in this offering. Ladenburg Thalmann & Co. Inc. and The Benchmark Company served as co-managers.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Copies of the final prospectus supplement and accompanying base prospectus, meeting the requirements of Section 10 of the Securities Act of 1933, as amended, may be obtained from Roth Capital Partners at 888 San Clemente, Newport Beach, CA 92660 or by calling (800) 678-9147 or e-mail at rothecm@roth.com, or by visiting the EDGAR database on the SEC’s web site at www.sec.gov.

About UniPixel

Uni-Pixel, Inc. (NASDAQ: UNXL) develops and markets Performance Engineered Films for the touch screen and flexible electronics markets. The Company’s roll-to-roll electronics manufacturing process patterns fine line conductive elements on thin films. The company markets its technologies for touch panel sensor, cover glass replacement, and protective cover film applications under the XTouch™ and Diamond Guard™ brands. For further information, visit www.unipixel.com.

Forward-looking Statements

All statements in this news release that are not based on historical fact are “forward-looking statements” within the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding expectations regarding the completion of the public offering. These statements are based on management’s current expectations. Such statements contain words such as “will,” and “expect,” or the negative thereof or comparable terminology. Forward-looking statements involve certain risks and uncertainties, and actual results and the timing of events may differ materially from those discussed or implied in any such statement. These risks include, but are not limited to the satisfaction of the conditions of the closing of the public offering, market conditions and other risks related to UniPixel’s business and operations as are discussed under the heading “Risk Factors” and in other sections of UniPixel’s filings with the SEC, and in its other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to UniPixel as of the date hereof, and UniPixel assumes no obligation to update any forward-looking statement.